                                                                    EXHIBIT 14.2

                             TOWER AUTOMOTIVE, INC.
                 CODE OF ETHICS FOR SENIOR OFFICERS AND LEADERS

INTRODUCTION

      Each person who has been designated by the Board of Directors of Tower Automotive, Inc. (the "Company") as a senior officer or leader of the Company, shall, as a condition of employment by the Company, be required to sign and deliver to the Company the following statement:

      In my role as a senior officer or leader of Tower Automotive, Inc. (the "Company"), I certify to the Company and the Audit Committee of the Board of Directors of the Company, that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct, and to the best of my knowledge and ability:

      1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

      2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

      3. I comply with rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

      4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated or otherwise compromised.

      5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for my personal advantage.

      6. I share knowledge and maintain skills important and relevant to my constituents' needs.

      7.    I proactively promote ethical behavior among my professional peers.

      8. I comply with and adhere to each and all of the Company's policies and practices, including those policies governing accounting and financial reporting practices and procedures.

      9. I promptly disclose to an appropriate person or persons (a) any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, and (b) violations of this Code.

WAIVERS OF THE CODE

      The Audit Committee, acting at the direction of the Board of Directors, shall have the sole authority to approve any waiver or deviation from this Code of Ethics. Any waiver granted by the Audit Committee and the reasons for the waiver will be publicly disclosed as required by applicable law. Any changes or amendments to this Code of Ethics must be approved by the Board of Directors.

VIOLATIONS OF THIS CODE OR QUESTIONS CONCERNING THIS CODE

      Questions concerning this Code of Ethics may be directed to the Company's outside legal counsel or to the Chairman of the Company's Audit Committee. Violations of this Code of Ethics shall be promptly reported to the Chairman of the Company's Audit Committee or the Company's Chief Auditor or if the reporting individual wishes to remain anonymous, they may utilize the Company's Whistleblower Hotline as described in Company's Whistleblower Policy (TA-OP-01-018).

                                                  _____________________________
                                                          (Signature)